Exhibit 11.1

Consent of Independent Accountants

We hereby consent to use our report dated August 7, 2026, on the consolidated financial statements of Compound Real Estate Bonds II, Inc. for the fiscal year ended on June 30th, 2026, in this Regulation A Annual Report of Compound Real Estate Bonds II, Inc. on Form 1-K.

Joseph Komolafe, CPA LLC

License # 126533

Baldwin, NY

Date: September 3, 2026